EXHIBIT 99(2)

                           HOMESERVICES.COM INC.

                    Sales Associate Stock Purchase Plan

                    (As Adopted Effective April 1, 2000)


SECTION 1.        PURPOSE.

The purpose of this HomeServices.Com Inc. Sales Associate Stock Purchase Plan ("Plan") is to advance the interests of HomeServices.Com Inc. ("Company") and its shareholders by providing real estate sales associates of the Company and each entity which is a subsidiary thereof ("Subsidiary Company") with added incentive to continue in the service of such companies and to encourage increased efforts to promote the best interests of such companies by permitting eligible sales associates to purchase shares of the common stock of the Company ("Common Stock") at prices less than the then current market prices through deductions from commission payments. The Company and its Subsidiary Companies are sometimes hereinafter called collectively the "Participating Companies" and the initial Participating Companies are set forth on Exhibit A hereto. The Plan will not qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended ("Code").

SECTION 2.        ELIGIBILITY.

Participation in the Plan shall be open to all active sales associates of the Participating Companies whether a natural person or a legal entity that meet applicable participation requirements as established by each Participating Company from time to time. No right to purchase Common Stock shall accrue under the Plan in favor of any person or entity that is not an eligible sales associate, and no eligible sales associate shall acquire such right to purchase Common Stock (i) if, immediately after receiving such right, such sales associate would own 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary Company, taking into account in determining stock ownership, any stock attributable to such sales associate under Section 424(d) of the Code and any stock the sales associate may purchase under outstanding options,
(ii) which would permit such sales associate's rights to purchase stock under all stock purchase plans from time to time in effect of any Participating Company (or any predecessor thereto) to accrue at a rate which exceeds $25,000 of fair market value of such stock for any calendar year, (iii) if such sales associate is eligible to participate in an employee stock purchase plan, as defined in Section 423 of the Code, maintained by the Company, or (iv) in the event such sales associate owes advance money to a Participating Company.

SECTION 3.        EFFECTIVE DATE OF PLAN; PARTICIPATION PERIODS.

The Plan shall become effective on such date as may be specified by the Board of Directors ("Board") of the Company.

The Plan shall be implemented by one or more Participation Periods of six months' duration each ("Participation Period"). The first Participation Period will commence on July 1, 2000 and end on December 31, 2000, and thereafter a new Participation Period shall commence on each January 1 and July 1. The Company may alter the duration of each Participation Period and the commencement dates, provided that any such alteration shall be effective for the next Participation Period, and provided further that no Participation Period shall exceed twenty-seven (27) months or extend beyond the termination of the Plan.

SECTION 4.        BASIS OF PARTICIPATION.

(a) Each eligible sales associate shall be entitled to enroll in the Plan as of the first day of any Participation Period. To enroll in the Plan, an eligible sales associate shall execute and deliver to the sales associate's Participating Company, on such date (as determined from time to time by the Company) prior to the first day of the first Participation Period for such sales associate, a deduction from commission payment authorization/change form ("Authorization") which shall become effective on the first day of such first Participation Period. Each Authorization shall direct deductions of a percentage of total commissions from commission payments to be made by the Participating Company with which such sales associate is affiliated for each such payment beginning while such sales associate is a participant in the Plan. The percentage of each deduction from a commission payment specified in the Authorization of a participant for each such payment shall be no more than 15% of any commission payment, and the aggregate annual amount of such deductions (together with any such deductions under any other stock purchase plan maintained by any Participating Company or any predecessor thereto) shall not exceed $21,250. Deductions shall be made for each participant until such participant terminates participation in the Plan, such Authorization is revised or the Plan terminates, all as hereinafter provided.

(b) A participant may decrease the amount of deductions at any time, but not more often than once during any Participation Period, provided, however, that a participant who has made such a change during a Participation Period may nevertheless reduce such deductions to zero. Any such change shall become effective no later than 30 days after such participant delivers a revised Authorization to the Participating Company with which such participant is affiliated. A participant may not increase the amount of deductions during a Participation Period. If a participant desires to increase the amount of deductions effective for the next Participation Period, the participant may do so by delivering a revised Authorization to the Participating Company with which such participant is affiliated. A participant may elect to terminate participation in the Plan as provided in Section 7 below. No other changes shall be permitted. All permitted changes must be effected by a participant's filing a new Authorization with the Participating Company with which such participant is affiliated at such time before the desired effective date of the change as the Company shall, from time to time, determine.

(c) Deductions from commission payments shall be credited to a purchase account established on behalf of each participant. No interest shall be credited to amounts in a participant's account. As of the last day of each Participation Period, the amount in each participant's account will be applied to the purchase of the number of whole shares of Common Stock determined by dividing such amount by the Purchase Price (as defined in Section 5) for such period.

(d) To the extent that any amount remains in the participant's account after effecting the purchase of whole shares, the amount shall remain in the participant's account for application to the purchase of Common Stock in the subsequent Participation Period.

(e) In the event that the aggregate number of shares which all participants elect to purchase during an Participation Period shall exceed the number of shares remaining available for issuance under the Plan, then the number of shares to which each participant shall become entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the sum of the number of shares the participant has elected to purchase, and the denominator of which is the sum of the number of shares which all participants have elected to purchase for such Participation Period. Any cash amount remaining in the participant's account under these circumstances shall be refunded to the participant.

(f) Any amount remaining in the participant's account caused by a surplus due to fractional shares after deducting the amount of the Purchase Price for the number of whole shares issued to the participant shall be carried over in the participant's account for the succeeding Participation Period, without interest. Any amount remaining in the participant's account at the end of the Participation Period caused by anything other than a surplus due to fractional shares shall be refunded to the participant in cash, without interest.

(g) As soon as practicable following the end of each Participation Period, the Company shall deliver to each participant an account statement setting forth the amount of deductions, the purchase price, the number of shares purchased and the remaining cash balance, if any.

SECTION 5.        PURCHASE PRICE.

The purchase price ("Purchase Price") per share of Common Stock hereunder for any Participation Period shall be the lesser of (i) eighty-five percent (85%) of the Fair Market Value of such share on the last trading day before the first day of an Participation Period or (ii) eighty-five percent (85%) of the Fair Market Value of such share on the last trading day during the Participation Period. "Fair Market Value" shall mean (i) the closing price of a share of Common Stock on the principal exchange which the shares are trading, or (ii) if the shares are not traded on an exchange but are quoted on NASDAQ or such successor quotation system, or (iii) if the shares are not traded on an exchange or quoted on the NASDAQ or a successor quotation system, the fair market value of a share as determined by the Company in good faith. Such determination shall be conclusive and binding on all persons. In no event, however, shall the Purchase Price be less than the par value, if any, of the Common Stock.

SECTION 6.        ISSUANCE OF STOCK.

The shares of Common Stock purchased by each participant shall be considered to be issued and outstanding and credited to such participant as of the close of business on the first business day subsequent to the Participation Period during which such shares were purchased. Share certificates representing the number of shares of Common Stock so purchased shall be delivered either directly to each participant or to a brokerage account designated by the Company to be kept in such account pursuant to the Authorization and subject to the conditions described therein which may include a requirement that shares of Common Stock be held and not sold for certain time periods.

SECTION 7.        TERMINATION OF PARTICIPATION.

(a) A participant may elect to terminate participation in the Plan at any time up to the last day of an Participation Period by delivering the prescribed withdrawal form to the Participating Company with which such participant is affiliated. As soon as practicable after a withdrawal, deductions shall cease and all amounts credited to the participant's account will be refunded in cash, without interest. Termination of participation in the Plan pursuant to this paragraph shall be treated as a change in the participant's Authorization for purposes of the second paragraph of Section 4 hereof, and the rules of such paragraph shall be applicable for purposes of determining when the participant becomes eligible to again participate in the Plan.

(b) If any natural person who is a participant shall die, terminate affiliation with the Participating Companies for any reason or otherwise cease to be eligible to participate in the Plan, participation of such person in the Plan shall be treated as a withdrawal as provided in Section 7(a). A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the purchase of shares of Common Stock but prior to delivery to the participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to the last day of a Participation Period.

(c) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant in the absence of a valid designation of a beneficiary who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant; or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant; or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

SECTION 8.        TERMINATION OR AMENDMENT OF THE PLAN.

The Company, by action of the Board, may terminate the Plan effective as of the beginning of any Participation Period. Notice of such termination shall be given to all participants, but any failure to give such notice shall not impair the effectiveness of such termination.

Without any action being required, the Plan will terminate in any event when the maximum number of shares of Common Stock to be sold under the Plan (as provided in Section 12) have been purchased, but such termination shall not impair any rights which under the Plan shall have vested on or prior to the date of such termination.

The Board may amend the Plan from time to time in any respect in order to meet changes in legal requirements or for any other reason; provided, however, that no such amendment shall (a) materially adversely affect any purchase rights outstanding under the Plan during an Participation Period in which such amendment is to be effected, (b) increase the maximum number of shares of Common Stock which may be purchased under the Plan, or (c) decrease the Purchase Price of the Common Stock for any Participation Period below 85% of the Fair Market Value thereof.

SECTION 9.        NON-TRANSFERABILITY.

Rights acquired under the Plan are not transferable and may be exercised only by a participant.

SECTION 10.       SHAREHOLDERS' RIGHTS.

No eligible sales associate or participant shall by reason of the Plan have any rights of a shareholder of the Company until and to the extent Common Stock shall have been purchased for such sales associate or participant as herein provided.

SECTION 11.       ADMINISTRATION OF THE PLAN.

The Compensation Committee of the Board, from time to time, may approve the forms of any documents or writings provided for in the Plan, may adopt, amend and rescind rules and regulations not inconsistent with the Plan for carrying out the Plan, and may construe and interpret the Plan. The Compensation Committee may delegate the responsibility for maintaining all or a portion of the records pertaining to participants' accounts to persons not affiliated with the Participating Companies. All expenses of administering the Plan shall be paid by the Participating Companies.

SECTION 12.       MAXIMUM NUMBER OF SHARES OF STOCK.

The maximum number of shares of Common Stock which may be purchased under the Plan is 250,000, subject, however, to adjustment as hereinafter set forth. Common Stock purchased hereunder may be shares owned by Participating Companies, or, subject to obtaining any necessary regulatory approval, authorized and unissued shares, or a combination thereof, and by adopting the Plan, the Participating Companies are authorized to purchase shares of Common Stock on the open market to provide shares necessary to satisfy the obligation to deliver shares of Common stock pursuant to the Plan. If the Company at any time after the effective date of the Plan changes its issued Common Stock into (a) an increased number of shares, with or without par value, through a stock dividend or a split-up of shares, or (b) a decreased number of shares, with or without par value, through a combination of shares, then, effective with the record date for such change, the maximum number of shares of Common Stock which thereafter may be purchased under the Plan shall be the maximum number of shares which, immediately prior to such record date, remained available for purchase under the Plan proportionately increased, in case of such stock dividend or split-up, or proportionately decreased, in case of such combination of shares.

SECTION 13.       MISCELLANEOUS.

Except as otherwise expressly provided herein, any Authorization, election, notice or document under the Plan from an eligible sales associate or participant shall be delivered to the Participating Company with which such sales associate or participant is affiliated and, subject to any limitations specified in the Plan, shall be effective when so delivered.

The term "Business Day" shall mean any day other than Saturday, Sunday or legal holiday.

The Plan, and the Company's obligation to sell and deliver shares of Common Stock hereunder, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approval by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. All rights granted pursuant to the Plan shall be construed and shall take effect in accordance with the laws of the State of Delaware.

If the Company is merged into or consolidated with one or more corporations during the term of the Plan, appropriate adjustments will be made to give effect thereunto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or of the consolidated corporation, as the case may be.

To record the adoption of the Plan by the Board of Directors, effective as of April 1, 2000, the Company has caused its authorized officer to execute the same this 31st day of March, 2000.

                           HomeServices.Com Inc.



                                       By______________________________________
                                          Ronald J. Peltier
                                          President and Chief Executive Officer



                                 Exhibit A

                          Participating Companies
                           (as of April 1, 2000)


                           HomeServices.Com Inc.

                       Edina Financial Services, Inc.

                           Iowa Realty Co., Inc.

                      J. C. Nichols Residential, Inc.

                        CBS/HOME Real Estate Company

                            Paul Semonin Company

                        Roy H. Long Realty Co., Inc.

                           Champion Realty, Inc.